Exhibit to Item 77K dated November 19, 2007

Changes in Registrant's Certifying Accountant


On April 13, 2007, KPMG LLP was dismissed as RiverSource Strategy Series, Inc. (the "Registrant") principal accountants. The Joint Audit Committee and the Board of Directors of the Registrant approved the dismissal of KPMG LLP on April 12, 2007.

The audit reports of KPMG LLP on the Registrant's financial statements for RiverSource Equity Value Fund, RiverSource Small Cap Advantage Fund and RiverSource Small Cap Growth Fund as of and for the fiscal years ended March 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's two fiscal years ended March 31, 2007, and the subsequent interim period through April 13, 2007, there were no
(i) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference in connection with their opinions to the subject matter of the disagreement; or (ii) reportable events pursuant to paragraph (v) of Item 304(a)(1) of Regulation S-K.

The Registrant has requested KPMG LLP to furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter dated November 19, 2007, from KPMG LLP is filed as Exhibit 77Q(1) to this Form N-SAR.

On April 12, 2007, the Board of Directors of the Registrant approved the engagement of Ernst & Young LLP (E&Y) as its independent auditors for the fiscal year ending March 31, 2008 to replace KPMG LLP. During the Registrant's two fiscal years ended March 31, 2007 and 2006, and the subsequent interim period preceding E&Y's appointment, neither the Registrant nor anyone on behalf of the Registrant consulted with E&Y on any matter regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant's financial statements, and neither a written report was provided to the Registrant nor oral advice was provided that E&Y concluded was an important factor considered by the Registrant in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) either a disagreement or a reportable event, as defined in Item 304(a)(1)(iv) and (v) of Regulation S-K, respectively.